Exhibit 24.2



                              Accountants' Consent




The Board of Directors
Intervest Bancshares Corporation
New York, New York:


We consent to the use of our report dated January 15, 1999 relating to the consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts," in the Registration Statement on Form SB-2 of Intervest Bancshares Corporation.




HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
June 30, 1999